COMPANY CONTACT:

                                              Rhonda Rhyne, President
                                              rrhyne@cardiodynamics.com
                                              800-778-4825 Ext. 1013



            Local Medicare Contractors Expand Hypertension Coverage
                   for CardioDynamics' BioZ(R) ICG Technology

                 Positive Local Coverage Changes Affect Region
             with Higher Incidence of Hypertension in United States


SAN DIEGO, CA-August 7, 2007--CardioDynamics (Nasdaq: CDIC), the innovator and leader of BioZ(R) impedance cardiography (ICG) technology, today announced that two contractors for the Centers for Medicare and Medicaid Services (CMS) recently made changes to their coverage policies that allowed expanded coverage of ICG for patients with high blood pressure, also referred to as hypertension. The involved local contractors provide coverage for patients in Mississippi, Alabama, Georgia and South Carolina. These states are known for having higher rates of hypertension in the United States and have struggled to find innovative means of treating and controlling hypertensive patients. The new local coverage allows treatment for resistant hypertension (uncontrolled blood pressure on three or more drugs) and complements the currently covered national indications, including heart failure, shortness of breath, and pacemaker optimization.

The changes in local coverage allowing ICG hypertension coverage occurred after a November 2006 CMS decision not to expand ICG hypertension coverage to a national indication. The Company believes the CONTROL Trial, along with evidence from 22 additional studies including over 2,300 subjects, were major factors for the expanded local coverage. Favorable clinical evidence was published in 2006 from the multi-center CONTROL trial, which demonstrated that use of BioZ(R) ICG led to an 8 mm Hg greater systolic blood pressure reduction and 7 mm Hg greater diastolic blood pressure reduction than standard care. Patients being treated with BioZ(R)-assisted therapy were 35% more likely to reach goal blood pressure of less than 140/90 mm Hg and more than two times as likely to achieve a more aggressive blood pressure control of less than 130/85 mm Hg. The CONTROL trial was the second randomized controlled hypertension trial demonstrating notably improved blood pressure control results when BioZ(R) ICG was used to direct therapy. The Company believes that these trials represent a strong, evidence-based rationale for local Medicare coverage expansion.

"We are encouraged by the recent changes by two local Medicare contractors that allow hypertension coverage for our ICG technology. After CMS decided against a national indication for hypertension coverage, but allowed contractor discretion, we set out to work with the local contractors to garner coverage for this important indication. We are pleased that the clinical evidence was objectively evaluated and resulted in a positive outcome for the Medicare patients who suffer from hypertension in these states," stated Michael K. Perry, Chief Executive Officer of CardioDynamics.

"A Medicare patient who does not already have high blood pressure has a 90% chance of developing it before they die. The results of the CONTROL trial, along with the previous results from the Mayo Clinic and other clinical studies, provide compelling evidence that ICG is effective at helping physicians improve their patients' blood pressure control," stated renowned hypertension specialist Carlos Ferrario, M.D., Director of Hypertension and Vascular Disease Center at Wake Forest University School of Medicine and Principal Investigator of the CONTROL study. "The Southeastern United States has the highest rates of uncontrolled hypertension in the United States. We believe that allowing coverage of ICG for hypertension improves patient outcomes in a cost-effective manner."

Hypertension affects roughly 65 million Americans, is the most common reason adults visit their physicians, and costs the U.S. healthcare system over $63 billion annually. The long-term benefits of blood pressure reductions of as little as 2 mm Hg are well known and have been proven to significantly reduce the risk of stroke, coronary artery disease, heart failure, and overall mortality. The Company's noninvasive and cost-effective BioZ(R) ICG technology aids physicians in objectively administering hypertensive drugs that are optimal and specific to each patient.

Perry concluded, "Through increased market awareness of the clinical evidence from our CONTROL, PREDICT and ED-IMPACT trials, we have begun to experience a recovery in our ICG business during the past two fiscal quarters. Our near-term efforts are focused on ensuring our current customers are appropriately using ICG in their clinical care; containing expenses while strategically targeting our sales and marketing efforts in areas that have demonstrated growth potential; and continuing clinical studies that have the potential to place our technology into the clinical guidelines for hypertension and heart failure. Our goal remains to show continued improvement in operating performance and returning the business to positive operating cash flow."

About CardioDynamics:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called BioZ(R) Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive BioZ(R) ICG products and medical device electrodes. The Company's BioZ(R) ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement:

Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as future reimbursement, quarterly operating improvement and return to positive cash flow, the accuracy of which is necessarily subject to uncertainties and risks including the Company's sole dependence on the BioZ(R) product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2006 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.